As filed with the Securities and Exchange Commission on December 23, 2002

Registration No. 333-101782

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Investors Real Estate Trust

(Exact name of registrant as specified in its charter)

North Dakota (State or other jurisdiction of incorporation or organization)	45-0311232 (I.R.S. Employer Identification No.)

12 South Main Street, Suite 100
Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Thomas A. Wentz, Jr.
Senior Vice President and General Counsel
12 South Main Street, Suite 100
Minot, ND 58701
(701) 837-4738
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq.
Amy E. Dahl, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
33 South Sixth Street
3400 City Center
Minneapolis, Minnesota 55402
(612) 343-2800

     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Amount of
Title of securities to be	Amount to be	Proposed maximum	aggregate	registration
registered	registered	offering price	offering price	fee

Shares of Beneficial Interest, no par value	1,494,862 shares	$10.76	$16,084,715.12	$1,479.79(1)

(1)	The registration fee was previously paid in connection with our initial Registration Statement on Form S-3 filed with the Securities Exchange Commission on December 11, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this Prospectus is not complete and may be changed. We may not sell the securities covered by this Prospectus until the Securities and Exchange Commission declares effective the registration statement of which this Prospectus is a part. This Prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where such an offer or sale is not permitted.

Subject to Completion, Dated December 23, 2002

PROSPECTUS

Investors Real Estate Trust

1,494,862 Shares of Beneficial Interest

     We are a self-advised real estate investment trust (“REIT”) that is engaged in acquiring, owning and leasing multi-family residential and commercial real estate. Our principal executive office is located at 12 South Main, Suite 100, Minot, North Dakota, 58701. Our telephone number is (701) 837-4738.

     This Prospectus relates to the possible issuance, from time to time, of up to 1,494,862 shares of beneficial interest to the holders of limited partnership units (“LP Units”) of our operating partnership, IRET Properties, a North Dakota Limited Partnership (“IRET Properties”). Our shares of beneficial interest (“Shares”) are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. We may issue the Shares covered by this Prospectus to the holders of LP Units to the extent that they redeem their LP Units of IRET Properties and we elect to issue Shares in connection with such redemption. We may also elect to pay cash for redeemed LP Units in lieu of issuing Shares. We will not receive any proceeds from any Shares issued in exchange for the redemption of LP Units. The persons receiving Shares covered by this Prospectus upon redemption of LP Units are referred to herein individually as a “selling shareholder,” and collectively as the “selling shareholders.”

     This Prospectus also relates to the offer and resale, from time to time, by the selling shareholders of the Shares covered by this Prospectus. We will not receive any proceeds from the possible resale of Shares by any selling shareholder.

     We are registering the Shares covered by this Prospectus as required under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date. The registration of the Shares does not necessarily mean that any of the LP Units will be submitted for redemption or that any of the Shares to be issued upon such redemption will be offered or sold by the selling shareholders.

     The selling shareholders may resell the Shares covered by this Prospectus from time to time on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which our Shares are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from such selling shareholders.

     Our Shares are traded on the Nasdaq National Market under the symbol “IRETS.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December           , 2002.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
IRET
NO PROCEEDS TO IRET
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SHARES
DESCRIPTION OF LP UNITS AND THE AGREEMENT OF LIMITED PARTNERSHIP
REDEMPTION OF LP UNITS
COMPARISON OF OWNERSHIP OF LP UNITS AND SHARES
CERTAIN TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
PART II
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EX-23.1 Consent of Independent Auditors
EX-23.2 Consent of Pringle & Herigstad, P.C.

ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This Prospectus and any accompanying prospectus supplement do not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement, including its exhibits. Statements contained in this Prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the Securities and Exchange Commission require that such agreement or document be filed as an exhibit to the Registration Statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this Prospectus. Our filing number under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is 0-14851.

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but before the end of any offering of Shares under this Prospectus.

•	The Company’s Annual Report on Form 10-K for the year ended April 30, 2002.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2002.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002.

•	The Company’s Current Report on Form 8-K filed on October 4, 2002.

•	The Company’s Current Report on Form 8-K filed on October 15, 2002.

•	The Company’s Current Report on Form 8-K/A filed on December 16, 2002.

•	The description of the Company’s shares of beneficial interest is contained in the Company’s Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Timothy P. Mihalick
Investors Real Estate Trust
12 South Main Street, Suite 100
Minot, N.D. 58701
(701) 837-4738

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements included in this Prospectus and the documents incorporated into this Prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

     Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

•	the economic health of the markets in which we hold investments, specifically the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our Shares;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms, or at all;

•	timely completion and lease-up of properties under construction;

•	competition;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and

•	other risks identified in this Prospectus and from time to time in the reports that we file with the Securities and Exchange Commission or otherwise publicly disseminate.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

IRET

     We are a self-administered, self-managed equity REIT. Our business consists of owning and operating income-producing real properties. We are structured as an UPREIT and we conduct our day-to-day business operations though our operating partnership, IRET Properties. We have fundamental strategies of focusing our real estate investments in the upper Midwest, primarily in Minnesota, North Dakota, South Dakota, Montana and Nebraska, and of diversifying our investments between multi-family residential and commercial properties.

     Our objective is to increase shareholder value by employing a disciplined investment strategy. This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, adhering to targeted returns in acquiring properties and regularly increasing funds from operations and dividend rates. We have increased our dividends every year since our inception and every quarter since 1988.

     We seek to diversify our investments between multi-family residential and commercial properties. As of October 31, 2002, our real estate portfolio consisted of:

•	65 multi-family residential properties, containing 8,347 apartment units and having a total asset value (less accumulated depreciation) of $352 million; and

•	74 commercial properties, containing 5,206,451 square feet of leasable space and having a total asset value (less accumulated depreciation) of $405 million.

     Typically, we attempt to concentrate our multi-family residential properties in communities with populations of approximately 35,000 to 500,000 and we attempt to concentrate our commercial holdings in metropolitan areas with populations of approximately 100,000 to 3 million. Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, warehouse and industrial facilities, medical office and health care facilities and retail stores and centers.

     We generally use available cash or short-term floating rate debt to acquire real estate. We then replace such cash or short-term floating rate debt with fixed-rate secured debt, typically in an amount equal to 70% of the acquisition cost. In appropriate circumstances, we also may acquire one or more properties in exchange for equity securities or LP Units of IRET Properties, which may redeemed on a one-for-one basis for Shares after the expiration of a minimum one-year holding period unless we elect to pay cash in lieu of issuing Shares. Subject to our continued ability to raise equity capital and issue LP Units, we anticipate acquiring $100 million to $200 million of real estate assets on an annual basis.

     We contract with locally based third-party management companies to handle all onsite management duties necessary for the proper operation of our properties. All of our management contracts provide for compensation ranging from 2.8 to five percent of gross rent collections and may be terminated by us in 60 days or less by providing written notice of termination. The use of locally-based management companies allows us to enjoy the benefits of local knowledge of the applicable real estate market, while avoiding the cost and difficulty associated with maintaining management personnel in every location in which we operate.

     We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code of 1986 (which is generally referred to as the Code). In accordance with the Code, a REIT that distributes its capital gain and at least 90% of its taxable income to its shareholders each year, and which meets certain other conditions, will not be taxed on the portion of taxable income that is distributed to shareholders.

NO PROCEEDS TO IRET

     We will not receive any proceeds from the issuance of the Shares, if any, covered by this Prospectus or from the resale of the Shares, if any, covered by this Prospectus by the selling shareholders. All of the proceeds from the resale of the Shares covered by this Prospectus will go to the selling shareholders who offer and sell their shares.

SELLING SHAREHOLDERS

     We may issue the Shares covered by this Prospectus to the selling shareholders in exchange for LP Units if and to the extent that the selling shareholders redeem LP units and we elect to issue Shares in exchange for such LP Units. The selling shareholders will have received all Shares that they may offer for sale under the Prospectus by redeeming the LP Units to which this Prospectus relates. The following table sets forth certain information with respect to the selling shareholders and their ownership of Shares as of October 31, 2002. Except as indicated below, no selling shareholder has held any position, office or had any other material relationship with us, or any of our predecessors or affiliates, during the past three years. Except as indicated below, the Shares owned by each selling shareholder, including all Shares to be issued in exchange for currently redeemable LP Units for Shares covered by this Prospectus, represents less than 1% of the sum of the Shares outstanding as of October 31, 2002, plus all Shares to be issued in exchange for LP Units by the selling shareholders pursuant to this Prospectus, assuming redemption of all LP Units in exchange for Shares.

     Since the selling shareholders may sell all, some or none of the Shares issued upon redemption of LP Units, and since there are currently no agreements, arrangements or understandings with respect to the sale of any of such Shares, no estimate can be given as to the number or percentage of shares that will be held by the selling shareholders upon termination of any offering made hereby. The Shares covered by this Prospectus represent approximately 4.5% of the sum of our total Shares outstanding as of October 31, 2002, plus all Shares to be issued in exchange for LP Units by the selling shareholders pursuant to this Prospectus, assuming redemption of all LP Units in exchange for Shares.

	Shares Owned
Name of Selling Shareholder	Prior to the Offering(1)	Shares Being Offered(2)

Gary & Joyce Berg, JTWROS	14,311	14,311
Burton & Alta Brakel	20,720	20,720
Marvin & Sharon Brakel	22,491	22,491
Brantly Living Trust	57,558	57,558
Walter S. Carpenter	91,428	91,428
John D. Decker	8,952	4,476
Dunn Family Limited Liability Limited Partnership, a North Dakota limited liability limited partnership	45,526	41,279
Terral R. Hammel	104,651	104,651
Ludwig & Tillie Filipe, JTWROS	22,556	22,556
Bruce K. Hoyt	55,842	55,842
Steven B. Hoyt(3)	1,245,928 (4)	395,968
JAS & CO., FBO Mike Dolan Trust Agency	86,188	12,969
Kent C. Larson	1,066	1,066
Robert B. Laurent	94,136	94,136
Steven Leupke	5,077	5,077
Lever Family Limited Partnership, a Nevada Limited Partnership	150,629	150,629
Robert & Patricia Lorentson	60,114	55,372
Allen S. Lund	17,489	17,489
Thomas R. McBurney	1,066	1,066

	Shares Owned
Name of Selling Shareholder	Prior to the Offering(1)	Shares Being Offered(2)

NORTHCO Corporation, a Minnesota corporation	38,471	38,471
Roger O. Odell Living Trust, Roger R. or Delores Odell Trustees(5)	30,097	12,969
Donald W. Opheim	250	250
Pinehurst Partnership, a Montana general partnership	29,875	29,875
Roger J. Pulkrabek	41,970	41,786
Glen E. & Deanne E. Reaser	54,278	54,278
Stephen D. Richardson	250	250
Donald Ringrose	25,383	25,383
Milton Rolle	25,618	24,463
May E. Saastad	450	450
Michael D. Sharratt	752	752
Diana Somerville	24,439	23,337
TJ Family LLP, a North Dakota Limited Liability Partnership	35,698	35,162
Thomas A. Wentz, Sr.(6)	298,706	2,595
Wenco, a North Dakota limited partnership(7)	188,657	10,374
Richard P. Wolsfeld, Jr.	25,383	25,383

(1)	Represents Shares currently owned by the selling shareholder or issuable in exchange for an equal number of currently redeemable LP Units owned by the selling shareholder, including the LP units to be redeemed for Shares covered by this prospectus.

(2)	Assumes that all LP Units held by the selling shareholder are exchanged for Shares and that all such Shares are being resold pursuant to this Prospectus.

(3)	Mr. Hoyt is currently a member of our Board of Trustees. He has served in such capacity since 2001. Mr. Hoyt is also the owner of Hoyt Properties, Inc., a company that manages certain of our commercial properties. We have acquired a total of eleven properties from Mr. Hoyt, directly or indirectly, during the last three years for cash, debt and LP Units in the following amounts:

Assumption of Debt	$36,510,395
New Debt	27,559,405
Cash	7,088,463
LP Units	15,736,831

$86,895,094

(4)	Represents approximately 3.72% of the sum of the Shares outstanding as of October 31, 2002, plus all Shares to be issued in exchange for LP Units by the selling shareholders pursuant to this Prospectus, assuming redemption of all LP Units in exchange for Shares.

(5)	Roger Odell is a Trustee of the Roger R. Odell Living Trust. Mr. Odell served as our President and as a member of our Board of Trustees from our inception in 1971 to July 1, 2000. Mr. Odell was also a 50% owner of Odell-Wentz & Associates, L.L.C., the company who served as our advisor prior to July 1, 2000. Effective on July 1, 2000, we became “self-advised” as a result of the acquisition of Odell-Wentz & Associates, L.L.C. Currently, Mr. Odell has no relationship with the Company as an employee, officer or trustee.

(6)	Mr. Wentz, Sr. is currently our President and Chief Executive Officer. He has served in such positions since July 1, 2000. Mr. Wentz was also a 50% owner of Odell-Wentz & Associates, L.L.C.

(7)	Wenco, a North Dakota limited partnership, is under the sole control of Thomas A. Wentz, Jr., its sole general partner. Mr. Wentz, Jr. has served as a member of our Board of Trustees since 1996. He has also served as Vice President and General Counsel since January 2000.

PLAN OF DISTRIBUTION

     This Prospectus relates to the possible issuance of up to 1,494,862 Shares if, and to the extent that, the holders of an equal number of LP Units submit such LP Units for redemption and we issue Shares in exchange for such redeemed LP Units. We will not receive any proceeds from any issuance of Shares in exchange for LP Units. This Prospectus also relates to the possible offer and sale by the selling shareholders, from time to time, of any Shares we issue in exchange for LP Units. We will not receive any proceeds from the sale of the Shares by the selling shareholders.

     Certain selling shareholders are subject to restrictions on the redemption of their LP Units for cash or Shares. Specifically, Mr. Hoyt may not redeem LP Units for cash or Shares worth more than $200,000 per calendar quarter. Such restriction is non-cumulative and binding on heirs, successors and assigns. Mr. Hammel may only redeem more than 7.5% of the number of LP Units originally granted to him for cash or Shares in any calendar quarter. Such restriction is non-cumulative and binding on heirs, successors and assigns.

     We are registering the Shares covered by this Prospectus for resale pursuant to our obligations under the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date, in order to provide the transferees of the selling shareholders with freely tradable securities. Registration does not, however, necessarily mean that any LP Units will be submitted for redemption or that any of the Shares to be issued upon such redemption will be offered or sold by the selling shareholders.

     The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the Shares covered by this Prospectus in the following manner:

•	on the Nasdaq National Market or other quotation system or national exchange on which the Shares are listed or traded at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in underwritten transactions; or

•	otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The offering price of the Shares covered by this Prospectus and offered from time to time will be determined by the selling shareholders and, at the time of determination, may be higher or lower than the market price of the Shares on the Nasdaq National Market.

     In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered Shares for whom they may act as agents, and underwriters may sell offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agents.

     Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which offered Shares may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an exchange distribution in accordance with the rules of the exchange or quotation system;

•	privately negotiated transactions; and

•	underwritten transactions.

     The selling shareholders and any underwriters, dealer or agents participating in the distribution of offered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any profit on the sale of offered Shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a selling shareholder elects to make a particular offer of Shares, a prospectus supplement, if required, will be distributed that identifies any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

     In order to comply with state securities laws, if applicable, offered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares covered by this Prospectus, including, but not limited to, all registration and filing fees, printing expenses and fees and disbursements of our legal counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of Shares covered by this Prospectus.

DESCRIPTION OF SHARES

     The following summary of the material terms and provisions of our Shares does not purport to be complete and is subject to the detailed provisions in our Second Restated Declaration of Trust, dated February 10, 1999, and our First Restated Trustees’ Regulations (Bylaws), adopted July 25, 2001. You should carefully read each of these documents in order to fully understand the terms and provisions of our Shares. For information on how to obtain copies of these documents, see the section of this Prospectus entitled “Where You Can Find More Information.”

General

     The securities being offered pursuant to this Prospectus are our Shares. As of the effective date of this Prospectus, which is listed on the front cover, each Share has the rights and benefits outlined below. Unless otherwise noted, none of the items listed may be changed without notice to, and the affirmative vote of, a majority of the outstanding Shares.

Dividend, Voting and Other Rights

     Our Shares are of one class, without par value. All Shares participate equally in dividends and distributions, when and as declared by the members of our Board of Trustees, and in net assets upon liquidation. All Shares are fully paid and non-assessable upon issuance and have no preference, conversion, exchange, pre-emptive or redemption rights.

     Shareholders are entitled to one vote for each Share registered in his, her or its name. With respect to the election of members of our Board of Trustees, the Shares have cumulative voting rights, which allow each shareholder one vote for each Share registered in his, her or its name for as many members as there are to be elected to our Board of Trustees.

Ownership and Transfer Restrictions

     The Shares are fully transferable and alienable subject only to certain restrictions that are intended to maintain our status as a REIT. To insure compliance with the provisions of the Code that requires that no more than 50% of the outstanding Shares may be owned by five or fewer individuals, we may, at any time, redeem Shares from any shareholder at the fair market value thereof as determined by us in good faith and based on an independent appraisal of our assets made within six months of the redemption date. Additionally, we may refuse to transfer Shares to any person whose acquisition of additional Shares might, in our opinion, violate such Code requirement. Since our formation in 1970, we have never imposed the restrictions on transfer or redeemed any of our Shares pursuant to these restrictions.

Senior Securities

     As of October 31, 2002, we had $14.4 million worth of investment certificates issued and outstanding. Such securities, which are issued for a definite term and annual interest rate, are senior to the Shares offered for sale in this Prospectus. In the event that we cease operations or liquidate and distribute all of our assets, the holders of such investment certificates would be paid in full before any money is distributed to the holders of our Shares. In April, 2002, we discontinued our investment certificate program. No additional investment certificates will be issued and those currently outstanding will be redeemed upon maturity.

Authorized Shares and Shares Currently Outstanding

     Our Second Restated Declaration of Trust authorizes us to issue an unlimited number of Shares. As of October 31, 2002, there were 32,023,980 Shares outstanding. No shareholder held five percent or more of such Shares as of that date. We have no other classes of stock and, as of October 31, 2002, there were no warrants, stock options or other contractual arrangements, other than the LP Units, requiring the issuance of Shares or other stock.

Shareholder Liability

     Our Second Restated Declaration of Trust states that our shareholders will not be personally liable on account of any of our contractual obligations.

Term

     We will continue in existence until the expiration of 20 years after the death of the last survivor of the seven original members of our Board of Trustees, or until sooner terminated by a majority vote of our shareholders. All of the original members of our Board of Trustees are still living, the youngest being 70 years of age. Our existence may be extended indefinitely by action of our Board of Trustees, which is approved by the vote of shareholders holding fifty percent or more of the outstanding Shares.

DESCRIPTION OF LP UNITS AND
THE AGREEMENT OF LIMITED PARTNERSHIP

     The material terms of the LP Units, including a summary of certain provisions of the Agreement of Limited Partnership of IRET Properties, dated January 31, 1997, and as amended to date, are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of North Dakota law and the Agreement of Limited Partnership. For a comparison of the rights of holders of LP Units and our shareholders, see the section of this Prospectus entitled “Comparison of Ownership of LP Units and Shares” beginning on Page 14.

General

     We conduct all of our day-to-day real estate activities through our operating partnership, IRET Properties. The operation of IRET Properties is governed by the Agreement of Limited Partnership. We are the sole shareholder of IRET, Inc., a North Dakota corporation, which is the general partner of IRET Properties. The holders of LP Units are the limited partners of IRET Properties. As of October 31, 2002, IRET, Inc. owned approximately 75.65% of IRET Properties.

Issuance of LP Units

     Our UPREIT structure enables us to acquire property by issuing LP Units to a seller as a form of consideration. All LP Units have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., Shares on a one-for-one basis after a minimum one-year holding period. No LP Units have been registered pursuant to the federal or state securities laws and they are not listed on any exchange or quoted on any national market system. As of October 31, 2002, we have 10,308,178 LP Units outstanding, of which, in addition to the 1,494,862 LP Units to which this Prospectus relates, 7,112,018 are also currently redeemable for Shares.

     IRET, Inc. is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, us, any limited partner or any other person for such consideration and on such terms and condition as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.

Purpose, Business and Management of IRET Properties

     The purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT. Subject to the foregoing, IRET Properties may enter into any partnership, joint venture or other similar arrangement.

     IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties, and the limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as otherwise required by applicable law.

Operation and Payment of Expenses

     The Agreement of Limited Partnership requires that the partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code and to ensure that IRET Properties will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by IRET Properties, IRET Properties pays all of the administrative costs and expenses incurred by us and IRET, Inc. All of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and registration of securities by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all expenses incurred by us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Ability to Engage in Other Business; Conflict of Interest

     IRET, Inc. may have business interests and engage in business activities outside of IRET Properties, including interests and activities in direct or indirect competition with IRET Properties. IRET Properties may not purchase, sell or lease any property, borrow or loan any money, or invest in any joint ventures with any member of our Board of Trustees, or with any director, employee or affiliate of us, except in connection with a transaction approved by a majority of the trustees who are not in any way involved in the transaction as being a fair, competitive and commercially reasonable transaction that is no less favorable to IRET Properties than a similar transaction between unaffiliated parties under the same circumstances.

Distributions and Liquidation

     The Agreement of Limited Partnership provides that IRET Properties shall distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties. Upon liquidation of IRET Properties, and after payment of, or adequate provision for, debts and obligations, any remaining assets will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation, we will be obligated to contribute cash equal to the negative balance in our capital account.

Allocations

     Income, gain and loss of IRET Properties for each fiscal year is allocated among the general partner and the limited partners in accordance with their respective interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code, and the regulations issued thereunder.

Borrowing by IRET Properties

     The Agreement of Limited Partnership provides that if IRET Properties requires additional funds at any time or from time to time in excess of funds available to IRET Properties from borrowing or capital contributions, IRET, Inc. may cause IRET Properties to obtain such funds from outside borrowings or IRET, Inc. may elect to borrow such funds or have us borrow such funds and subsequently lend such funds to IRET Properties on the same terms and conditions as are applicable to our or IRET, Inc.’s borrowing of such funds.

Liability of IRET, Inc. and the Limited Partners

     IRET, Inc., as the general partner of IRET Properties, is liable for all general recourse obligations of IRET Properties to the extent not paid by IRET Properties. The limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any. No limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.

Exculpation and Indemnification of IRET, Inc.

     The Agreement of Limited Partnership provides that IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or from any act or omission, provided that IRET, Inc. acted in good faith. The Agreement of Limited Partnership also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilities relating to the operations of IRET Properties, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Transferability of LP Units and General Partnership Interests

     As the general partner, IRET, Inc., may not voluntarily withdraw as the general partner of IRET Properties or transfer or assign its general partnership interests in IRET Properties unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their right to redeem their LP Units immediately prior to such transaction, or unless the successor to IRET, Inc. contributes substantially all of its assets to IRET Properties in return for an interest in IRET Properties.

     With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET, Inc. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes.

     IRET Properties may not engage in any transaction resulting in a change of control, unless in connection with the transaction the limited partners receive or have the right to receive cash or other property equal to the product of the number of Shares into which each LP Units is then exchangeable and the greatest amount of cash, securities or other property paid in the transaction to the holder of one Share in consideration of one such Share. If, in connection with the transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the Shares, each holder of LP Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property that such holder would have received had he, she or it exercised his, her or its right to redeem LP Units and received Shares in exchange for its LP Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer.

     Despite the foregoing, we may merge, or otherwise combine our assets, with another entity if, immediately after such merger or other combination, substantially all of the assets of the surviving entity, other than its ownership in IRET Properties, are contributed to IRET Properties as a capital contribution in exchange for general partnership interests of IRET Properties with a fair market value, as reasonable determined by us, equal to the agreed value of the assets so contributed.

     For any transaction described in the preceding two paragraphs, we are required to use commercially reasonable efforts to structure such transaction to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of, or their participation in, such transaction, provided such efforts are consistent with the exercise of our trustees’ fiduciary duties under applicable law.

Fiduciary Duties

     Before becoming a limited partner, each limited partner must agree that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.

Tax Matters

     IRET, Inc. is the tax matters partner of IRET Properties and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of IRET Properties and the limited partners.

Amendment of the Agreement of Limited Partnership

     Any amendment to the Agreement of Limited Partnership that would (i) adversely affect the right to redeem LP Units, (ii) adversely affect the limited partners’ rights to receive cash distributions, or (iii) alter the limited partnership’s allocations of capital of IRET Properties, requires the consent of the limited partners holding more than fifty percent (50%) of the LP Units held by such limited partners.

Term

     IRET Properties will continue until April 30, 2050, or until sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by the general partner.

REDEMPTION OF LP UNITS

General

     Pursuant to the Agreement of Limited Partnership, the limited partners have redemption rights that enable them to cause IRET Properties to redeem their LP Units for cash or, at the option of IRET, Inc., Shares on a one-for-one basis after a minimum one-year holding period. The redemption price will be paid in cash in the event that the issuance of Shares would: (i) result in any person owning, directly or indirectly, Shares in excess of the ownership limitation of 50% of the outstanding Shares; (ii) result in Shares being owned by fewer than 100 persons; (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code; (iv) cause us to own, actually or constructively, 10% or more of the ownership interest in a tenant of our or IRET Properties’ real estate, within the meaning of Section 856(d)(2)(B) of the Code; or (v) cause the acquisition of Shares by such redeeming holder of LP Units to be “integrated” with any other distribution of Shares for purposes of complying with the Securities Act.

     The limited partners may exercise the redemption at any time after the first anniversary of the date of acquisition of LP Units, provided that the limited partner is not subject to any other restrictions relating to the redemption of LP Units. Redemption rights are exercised pursuant to a notice of exchange delivered by the holder of LP Units to IRET Properties. No limited partner will be permitted more than two redemptions during any calendar year and no redemption may be made for less than 1,000 LP Units or, if such limited partner owns less than 1,000 LP Units, all of the LP Units held by such limited partner.

     The number of Shares issuable upon redemption of LP Units will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interest of the limited partners or our shareholders.

Tax Treatment of Redemption of LP Units

     The following discussion summarizes certain federal income tax considerations that may be relevant to a holder of LP Units that exercises his, her or its right to redeem LP Units.

     The Agreement of Limited Partnership provides that the redemption of LP units will be treated by us, IRET Properties and the redeeming holder of LP Units as a sale of LP Units by such holder to us. Such sale will be fully taxable to the redeeming holder of LP Units.

     The determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized for tax purposes by the redeeming holder of LP Units and his, her or its tax basis in such LP Units. The amount realized will be the sum of the fair market value of property received (e.g., the Shares) by the holder plus the portion of the liabilities of IRET Properties that was allocable to the redeemed LP Units. In general, the tax basis of a holder of LP Units is the holder’s initial basis in the LP Units — the adjusted basis of the property contributed for the LP Units plus any cash contributed for the LP Units, reduced by any liabilities assumed by IRET Properties and increased by the holder’s share of IRET Properties’ liabilities — and then is increased to reflect the redeeming holder’s allocable share of income of IRET Properties and decreased, but not below zero, to reflect the redeeming holder’s allocable share of loss and distributions of IRET Properties. The basis also can change based on changes in the holder’s share of liabilities of IRET Properties. To the extent that the amount realized exceeds the redeeming holder’s basis for the redeemed LP Units, such redeeming holder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of the Shares received upon redemption. Each redeeming holder of LP Units should consult with his, her or its own tax advisor for the specific tax consequences resulting from redemption of LP Units.

     Generally, any gain recognized upon a sale or other disposition of LP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that money or property received by a holder in exchange for all or part of his LP Units is attributable to the redeeming holder’s share of “unrealized receivables” and inventory items of IRET Properties (as defined in Section 751 of the Code, the gain or loss is ordinary income or loss. Unrealized receivables include, to the extent not previously included in the income of IRET Properties, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if IRET Properties had sold its assets at their fair market value at the time of the transfer of LP Units.

     For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 20%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the LP Units (the “25% Amount”). Provided that the LP Units are held as a long-term capital asset, such redeeming holder’s LP Units would be subject to a maximum rate of tax of 20% of the difference, if any, between any gain on the sale or disposition of the LP Units and the 25% Amount.

     There is a risk that a redemption by IRET Properties of LP Units issued in exchange for a contribution of property to IRET Properties may cause the original transfer of property to IRET Properties in exchange for LP Units to be treated as a “disguised sale” of property. Section 707 of the Code and the Treasury Regulations thereunder (the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. Each redeeming holder of LP Units should consult with his, her or its own tax advisor to determine whether a redemption of LP Units could be subject to the disguised sale regulations.

COMPARISON OF OWNERSHIP OF LP UNITS AND SHARES

IRET Properties	IRET

Form of Organization and Assets Owned

IRET Properties is organized as a North Dakota limited partnership and owns interests (both directly and through subsidiaries) in properties.	We are a North Dakota real estate investment trust. We believe that we have operated so as to qualify as a REIT under the Code since our organization on July 31, 1970, and we intend to continue to so operate. Our interest in IRET Properties gives us an indirect investment in the properties owned by IRET Properties. In addition, we own (either directly or through interests in subsidiaries other than IRET Properties) interests in other properties.

Length of Investment

IRET Properties has a stated termination date of April 30, 2050, unless sooner dissolved upon: (i) the bankruptcy, dissolution or withdrawal of IRET, Inc.; (ii) the sale or other disposition of all or substantially all of its assets; (iii) the redemption of all of the LP Units; or (iv) the election by IRET, Inc., as the general partner.	We will continue in existence until the expiration of 20 years after the death of the last survivor of the seven original members of our Board of Trustees, or until sooner terminated by a majority vote of our shareholders. All of the original members of our Board of Trustees are still living, the youngest being 70 years of age. Our existence may be extended indefinitely by action of our Board of Trustees, which is approved by the vote of shareholders holding fifty percent or more of the outstanding Shares.

Purpose and Permitted Investments

The Agreement of Limited Partnership provides that the purpose of IRET Properties is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the North Dakota Uniform Limited Partnership Act, provided that such business is limited to and conducted in such a manner as to permit us at all times to qualify as a REIT, unless we otherwise case to qualify as a REIT.	Under our Second Restated Declaration of Trust, our primary purpose is to invest and reinvest our funds and other assets in real property, interests in real property, mortgages secured by real property, leasehold interests in real property and interests in mortgages on real property, except that if our Board of Trustees determine that investment in real estate assets at any particular time is not prudent because of market or economic conditions, our assets may be maintained in cash or government securities or both. We are permitted by the Agreement of Limited Partnership to engage in business activities in addition to those relating to IRET Properties, including activities that are in competition with IRET Properties. We have no obligation to present opportunities to IRET Properties and the limited partners of IRET Properties have no rights by virtue of the Agreement of Limited Partnership in any of our outside business activities.

Additional Equity

IRET Properties is authorized to issue LP Units and other partnership interests (including partnership interests of different series or classes that may be senior to the LP Units) as determined by IRET, Inc., as the general partner in its sole discretion. The issuance of LP Units to IRET, Inc. or us are, however, subject to certain conditions.	Our Second Restated Declaration of Trust authorizes the issuance of an unlimited number of Shares. The Second Restated Declaration of Trust provides that all of our shares must be of the same class and have equal voting, distribution, liquidation and other rights and, therefore, preferred shares are not permitted.

We currently have $14.4 million worth of investment certificates issued and outstanding. These securities, which are issued for a definite term and annual interest rate, are senior to the Shares in that the holders of such investment certificates would be paid in full in the event of a liquidation before any money is distributed to the holders of our Shares. Our investment certificate program was discontinued in April, 2002, and, accordingly, no additional investment certificates will be issued and those currently outstanding will be redeemed upon maturity.

Borrowing Policies

IRET, Inc., as the general partner, has full power and authority to borrow money on behalf of IRET Properties. IRET Properties has no restrictions on borrowings.	Our Declaration of Trust provides that our aggregate borrowings, secured and unsecured, must be reasonable in relation to our net assets and will be reviewed by the independent members of our Board of Trustees on a quarterly basis. Our Declaration of Trust further provides that the maximum amount of borrowings in relation to our net assets must not, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, exceed 300%. Any borrowing over 300% must be approved by the independent members of our Board of Trustees and disclosed, along with justification for such excess, in the next quarterly report.

Other Investment Restrictions

Other than restrictions precluding investments by IRET Properties that would adversely affect our qualification as a REIT, there are no restrictions on the investment activities of IRET Properties.	As provided in our Second Restated Declaration of Trust, we must primarily engage in the investment and reinvestment of funds and other assets in real property, interests in real property, mortgages secured by real property, leasehold interests in real property and interests in mortgages on real property. If our Board of Trustees determine that, at any particular time, investment in real estate assets is not prudent because of market or economic conditions, our assets may be maintained in cash or government securities or both. We are not permitted to engaged in investing, reinvesting or trading in securities as our primary business. We must follow any and all investment policies as may be required in order to qualify as a REIT.

Our Second Restated Declaration of Trust requires that most transaction with members of our Board of Trustees and other affiliates be approved by a majority of the members of our Board of Trustees not otherwise interested in the transaction, including a majority of the independent trustees, as being fair and reasonable to us.

Management Control

IRET, Inc., as the sole general partner, has full, exclusive and complete responsibility and discretion in the management and control of IRET Properties. The limited partners have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, IRET Properties except as is otherwise required by applicable law.	Our Board of Trustees has exclusive control over our business and affairs subject only to the restrictions set forth in our Second Amended Declaration of Trust or our First Restated Trustees’ Regulations (Bylaws). Our Board of Trustees currently consists of nine trustees. Such number may be increased or decreased from time to time as determined by our Board of

Trustees, but may not be less than five or more than eleven. The trustees are elected annually at our annual meeting of shareholders and serve for a term of one year or until the election and qualification of his or her successor. The policies adopted by our Board of Trustees relating to our ordinary business policies may be altered or eliminated without a vote of our shareholders. Accordingly, except for voting in the election of trustees, our shareholders have no control over our ordinary business policies.

Fiduciary Duties

IRET, Inc., as the general partner, has fiduciary duties to the limited partners. Before becoming a limited partner, each limited partner must agree, however, that in the event of any conflict in the fiduciary duties owed by us to our shareholders and by IRET, Inc., as the general partner of IRET Properties, to the limited partners, IRET, Inc. will fulfill its fiduciary duties to such limited partners by acting in the best interests of our shareholders.	Our Second Declaration of Trust provides that our Board of Trustees is deemed to be in a fiduciary relationship with us and our shareholders and, therefore, will have fiduciary duties to us and our shareholders.

Management Liability and Indemnification

As the general partner, IRET, Inc. has liability for the payment of the obligations and debts of IRET Properties. Under the Agreement of Limited Partnership, IRET, Inc. will not be responsible for losses sustained or liabilities incurred as a result of errors in judgment or for any act or omission, if IRET, Inc. acted in good faith. The Agreement of Limited Partnership also provides for the indemnification of us, IRET, Inc., the directors, trustees, officers and employees of both us and IRET, Inc., and such other persons as IRET, Inc. may designate from time to time in its sole discretion, against liabilities relating to the operations of IRET Properties unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or service; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.	Our Second Restated Declaration of Trust provides for indemnification for each member of our Board of Trustees from and against all claims and liabilities to which any such person may become subject by reason of his or her being or having been a member of our Board of Trustees and will reimburse him or her for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability; provided that (i) the members of our Board of Trustees have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests; (ii) the trustee was acting on behalf of or performing services for us; (iii) such liability or loss was not the result of negligence or misconduct by the trustee (excluding the independent trustees) or gross negligence or willful misconduct by the independent trustees; and (iv) such indemnification is recoverable only out of our net assets and not from our shareholders.

No trustee will be indemnified from any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Voting Rights

All decisions relating to the operation and management of the IRET Properties are made by IRET, Inc., as the general partner.	The Company is managed and controlled by our Board of Trustees, which currently consists of nine members. Each member of our Board of Trustees is elected annually at our annual meeting of shareholders and serves for a term of one year or until the election and qualification of his or her successor. Our Second Declaration of Trust requires that certain major corporate transactions, including the amendment of the Second Declaration of Trust, the sale of all or substantially all of our assets, a merger or other reorganization or our dissolution or liquidation, must be approved by a majority of the outstanding Shares. All Shares have one vote and our shareholders have cumulative voting rights with respect to the election of members of our Board of Trustees.

Amendment of the Agreement of Limited Partnership or Declaration of Trust

The consent of IRET, Inc. is required for any amendment to the Agreement of Limited Partnership. IRET, Inc. may amend the Agreement of Limited Partnership without the consent of the limited partners; provided, however, that the consent of the limited partners holding more than 50% of the partnership interests (other than IRET, Inc.) is required to make any amendment (i) affecting the redemption right in a manner adverse to the limited partners; (ii) adversely affecting the rights of the limited partners to receive distributions payable to them; (iii) that would alter the allocation of profit and loss to the limited partners; or (iv) that would impose on the limited partners any obligation to make additional capital contributions.	Amendments to our Second Restated Declaration of Trust must generally be approved by a majority of the outstanding Shares, with or without the concurrence by our Board of Trustees.

Compensation, Fees and Distributions

IRET, Inc. does not receive any compensation for its services as general partner of IRET Properties. IRET, Inc. has the same right to distributions as the other partners of IRET Properties. IRET Properties pays all of our and IRET, Inc.’s administrative costs and expenses and all of our expenses are considered expenses of IRET Properties. Our expenses generally include: (i) all expenses relating to the operation and continuity of our existence and the existence of IRET, Inc.; (ii) all expenses relating to the public offering and	The non-employee members of our Board of Trustees and our officers receive compensation for their services.

registration of securities by us; (iii) all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations; (iv) all of the expenses of us and IRET, Inc. associated with compliance with laws, rules and regulations promulgated by any regulatory body; and (v) all other operating or administrative costs of IRET, Inc. incurred in the ordinary course of its business on behalf of IRET Properties.

Liability of Investors

Under the Agreement of Limited Partnership, the limited partners will only be liable to IRET Properties to make payments of their capital contributions, if any, and no limited partner will be liable for any debts, liabilities, contracts or obligations of IRET Properties.	Our Second Restated Declaration of Trust provides that our shareholders are not personally liable on account of any of any of our contractual obligations.

Nature of Investment

The LP Units constitute equity interests in IRET Properties. The Agreement of Limited Partnership provides that IRET Properties must distribute cash from operations on a quarterly basis, in amounts determined by IRET, Inc., in its sole discretion, to the partners in accordance with their respective percentage interests in IRET Properties.	Shares constitute equity interests in us. Each shareholder is entitled to his, her or its pro rata share of any dividends or distributions paid with respect to the Shares. Dividends payable to shareholders are not fixed in amount and are only paid if, when and as declared by our Board of Trustees. In order to continue to qualify as a REIT, we must generally distribute at least 90% of our net taxable income (excluding capital gains). Any taxable income (including capital gains) not distributed will be subject to corporate income tax.

Potential Dilution of Rights

IRET, Inc., as the general partner, is authorized, in its sole and absolute discretion and without the approval of any limited partner, to issue additional LP Units to itself, us, any limited partner or any other person for such consideration and on such terms and conditions as established by IRET, Inc. The issuance of LP Units to IRET, Inc. or us is subject to certain conditions. IRET, Inc. is also authorized to cause IRET Properties to issue general partnership interests or LP Units for less than fair market value if IRET, Inc. has concluded in good faith that such issuance is in our best interests and in the best interests of IRET Properties. IRET, Inc. is also authorized to issue additional partnership interests in different series or classes, which may have rights and preferences that are senior to the LP Units.	Our Board of Trustees may issue, in its discretion, an unlimited number of Shares. The issuance of additional Shares may result in the dilution of the interests of our shareholders.

Liquidity

With certain limited exceptions, the limited partners may not transfer their LP Units, in whole or in part, without the written consent of IRET, Inc., which consent may be withheld in the sole discretion of IRET,	The Shares covered by this Prospectus will be freely transferable as registered securities under the Securities Act. The Shares are listed on the NASDAQ National Market. The breadth and strength of this

Inc. IRET, Inc. may not consent to any transfer that would cause IRET Properties to be treated as a corporation for federal income tax purposes. Each limited partner has the right to redeem his, her or its LP Units for Shares, subject to a minimum one-year holding period.	secondary market will depend, among other things, upon the number of Shares outstanding, our financial results and prospects, general interest in us and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Federal Income Taxation

IRET Properties is not subject to federal income taxes. Instead, each limited partner includes its allocable share of taxable income or loss of IRET Properties in determining its individual federal income tax liability. The maximum federal income tax rate for individuals for 2002 and 2003 is 38.6%.

A limited partner’s share of income and loss generated by IRET Properties generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from IRET Properties that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from IRET Properties are not taxable to a limited partner except to the extent such distributions exceed such limited partner’s basis in his, her or its LP Units (which will include such limited partner’s allocable share of IRET Properties’ taxable income and nonrecourse debt.)

Limited partners are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in with IRET Properties owns property, even if they are not residents of those states.

Since our organization, we have operated in a manner intended to qualify as a REIT. So long as we qualify as a REIT, we will not be subject to federal income tax with respect to income that we distribute to our shareholders. Rather all such income will be taxed at the shareholder level.

As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations.

Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to such shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s Shares. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s Shares, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the Shares are held as a capital asset in the hands of the shareholder).

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

CERTAIN TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our Shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws.

     The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the Internal Revenue Service and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or that such statements will be sustained by a court if so challenged.

     Each prospective purchaser of Shares is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of Shares of an entity electing to be taxed as a REIT, including the federal, state, local and foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

Considerations Regarding IRET and its Shareholders

     Federal Income Taxation. Since our organization, we have operated in a manner intended to qualify as a REIT under Sections 856-858 of the Code. Under such Code Sections, a REIT that meets certain requirements will not be subject to federal income tax with respect to income that it distributes to its shareholders. Rather, all such income will be taxed at the shareholder level. In order to be considered a REIT for purposes of the federal income tax laws, we must continue to meet the requirements of those Sections of the Code, including the following:

(i) At the end of each fiscal quarter, at least 75% of our total assets must consist of real estate, cash and cash items (including receivables), and government securities. As to non-real estate investments, which may not exceed 25% of our total assets, the securities that we own in any one issuer may not represent more than five percent of the value of our assets or more than ten percent of the total value or voting power of that issuer.

(ii) At least 75% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.

(iii) Beneficial ownership of our Shares must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50% of the outstanding Shares may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

     As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Our shareholders then must include in their income their proportionate share of the undistributed capital gain in income as long-term capital gain. In this case the shareholder is deemed to have paid the shareholder’s share of the tax we paid, and is entitled to a credit for this amount on the shareholder’s income tax return. In addition, the shareholder’s basis in the shareholder’s Shares is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains. As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us.

     So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders as ordinary income or long-term capital gain. Distributions will not be eligible for the dividends received deduction for corporations. We will notify each shareholder as to that portion of the distributions which, in the opinion of our counsel, constitutes ordinary income or capital gain. The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

     If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income. Such distributions, to the extent made out of our current or accumulated earnings and profits, would be taxable to the shareholders as dividends, but would be eligible for the dividends received deduction for corporations.

     In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner to qualify as a REIT. Treasury Regulations issued under the Code require that the members of our Board of Trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own. Our Board of Trustees intends to adopt any amendments to our Second Restated Declaration of Trust that may be necessary in order for us to continue to operate as a REIT. Any amendments to our Second Restated Declaration of Trust that are required in order for us to remain qualified as a REIT may be made by our Board of Trustees without notice to, or a vote of, the shareholders.

     Taxation of Our Shareholders. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to the shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s Shares. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s Shares, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the Shares are held as a capital asset in the hands of the shareholder).

     We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, net capital gain or return of capital. Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year.

     In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations. Shareholders then must include their proportionate share of these undistributed capital gains in income as long-term capital gain. The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns. In addition, the tax relating to the shareholder’s Shares is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

     In general, any gain or loss upon a sale or exchange of Shares by a shareholder who has held such Shares as a capital asset will be long-term or short-term, depending on whether the stock was held for more than one year; provided, however, that any loss on the sale or exchange of Shares that have been held by such shareholder for six months or less will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain.

     State and Local Income Taxation. Since we qualify as a REIT for purposes of the federal income tax laws, we are generally not subject to state income tax on that portion of our taxable income that is distributed to our shareholders. Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder. Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

     Taxation of IRAs, 401(k)s and Other Pension and Profit-sharing Trusts, and Other Tax-exempt Shareholders. Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. As a consequence, the dividend income received from us should not, subject to certain exceptions described below, be UBTI to a pension or profit-sharing trust, 401(k), IRA or other tax-exempt entity (a “Tax-Exempt Shareholder”), provided that (i) the Tax-Exempt Shareholder has not held its Shares as “debt financed property” within the meaning of the Code, (ii) the Shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder, or (iii) in the case of a pension or profit-sharing trust (A) the trust does not hold more than 25% by value of the interests in us or (B) the trust does not hold more than 10% by value of the interests in us, unless the total holdings of all pension or profit-sharing trusts holding more than 10% by value is not more than 50% by value of the interests in us. Similarly, income from the sale of Shares should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as “debt-financed property” within the meaning of Section 514 of the Code.

     With respect to Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.

     Reporting to the Internal Revenue Service and Backup Withholding. We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 30%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify their non-foreign status to us.

Tax Treatment of IRET’s Interest in IRET Properties

     The following discussion summarizes certain federal income tax considerations applicable to IRET’s investment in IRET Properties. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     We will include in our income our share of IRET Properties’ income and deduct our share of IRET Properties’ losses only if IRET Properties is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that IRET Properties will be classified as a partnership for federal income tax purposes. Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership. Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a “publicly traded partnership.” Unlike a tax ruling, an opinion of counsel is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the status of IRET Properties as a partnership for federal income tax purposes. If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

     If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. In addition, any change in the IRET Properties’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties’ taxable income.

Income Taxation of IRET Properties and its Partners

     Partners, Not IRET Properties, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. As such, each partner will be required to take into account its allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, its taxable year, without regard to whether it has received, or will receive, any distributions.

     Partnership Allocation Income, Losses and Capital Gain. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. IRET Properties’ allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Property. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code, and outlining several reasonable allocation methods. IRET Properties plans to elect to use the traditional method for allocating Code Section 704(c) items with respect to the properties it acquires in exchange for LP Units.

     Under the Agreement of Limited Partnership of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests. In addition, under the Agreement of Limited Partnership of IRET Properties and pursuant to Code Section 704(c), gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for LP Units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property. Depending on the allocation method elected under Code Section 704(c), it is possible that: (i) a partner may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to such partner if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) a partner may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to such partner as a result of such sale. These allocations may cause a partner to recognize taxable income in excess of cash proceeds. This allocation may adversely affect our ability to comply with the REIT distribution requirements. This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

     The allocation rules may also affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

     Tax Basis in IRET Properties. In general, the adjusted tax basis of a partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that a partner has contributed to IRET Properties, (ii) increased by such partner’s share of income and indebtedness, and (iii) reduced, but not below zero, by such partner’s share of the loss and the amount of cash and the basis of any other property distributed to such partner.

     If the allocation of a partner’s share of loss would reduce the adjusted tax basis of its partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce such partner’s adjusted tax basis below zero. To the extent that cash distributions, or any decrease in a partner’s share of the indebtedness, would reduce its adjusted tax basis below zero, the excess distributions (after such partner’s adjusted tax basis has been reduced to zero) will constitute taxable income to such partner. Such income normally will be characterized as capital gain, and, if such partner’s partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

     Sale of Real Estate. Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Any gain recognized on the disposition of a particular property contributed by a partner in exchange for LP Units will be allocated first to such contributing partner under Section 704(c) of the Code to the extent of such contributing partner’s built-in gain. Any remaining gain will be allocated among the partners in accordance with their respective ownership percentage interests in IRET Properties.

ERISA and Prohibited Transaction Considerations

     The following is a discussion of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to particular shareholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Code and any change in the current law may render this discussion incorrect.

     A fiduciary of a pension, profit-sharing, other employee benefit plan, IRA or 401(k) plan subject to Title I of ERISA should carefully consider whether an investment in our Shares is consistent with his or her fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan’s investments to be: (i) prudent and in the best interests of the ERISA Plan’s participants and beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the ERISA Plan’s governing documents insofar as such documents are consistent with the provisions of Title I and Title IV of ERISA.

     Status of IRET and IRET Properties under ERISA. The following section discusses certain principles that apply in determining whether the fiduciary and prohibited transaction provisions of ERISA and the Code apply to us or IRET Properties because one or more shareholders may be an ERISA Plan, a Non-ERISA Plan or an IRA subject to such prohibited transactions provisions of Section 4975 of the Code.

     If our assets are deemed to be “plan assets” under ERISA: (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving our assets, (ii) persons who exercise any authority over our assets, or who provide investment advise to us, would (for purposes of fiduciary responsibility provisions of ERISA) be fiduciaries of each ERISA Plan that acquires our Shares, and transactions involving our assets undertaken at their direction or pursuant to their advise might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest, (iii) a fiduciary exercising his investment discretion over the assets of an ERISA Plan to cause it to acquire or hold our Shares could be liable under Part 4 of Title I of ERISA for transactions entered into by us that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that we might enter into in the ordinary course of its business and operations might constitute “prohibited transactions” under ERISA and the Code.

     Regulations of the Department of Labor (“DOL”) provide that the ERISA rules do not apply in the case of a security that is a “publicly-offered security.” The Plan Asset Regulations define a publicly offered security as a security that is “widely-held,” “freely transferable” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act. The DOL regulations provide that a security is “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. As of October 31, 2002, we had approximately 7,056 shareholders and, therefore, we are of the opinion that our Shares are now, and will be, “widely held.”

     The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. Our Second Restated Declaration of Trust provides that in order to insure compliance with the Code provision requiring that no more than 50% of the outstanding Shares may be owned by five or fewer individuals, our Board of Trustees may at any time redeem Shares from any shareholder at the fair market value thereof (as determined in good faith by our Board of Trustees based on an independent appraisal of our assets made within six months of the redemption date). Also, our Board of Trustees may refuse to transfer Shares to any person whose acquisition of additional Shares might, in the opinion of our Board of Trustees, violate the above requirement. We are not aware of any other facts or circumstances limiting the transferability of our Shares that are not enumerated in the Plan Asset Regulations as those not affecting free transferability.

     Assuming that our Shares will be “widely held,” and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability, it is our opinion that our Shares should be publicly offered securities and the our assets should not be deemed to be “plan assets” of any ERISA Plan, IRA or Non-ERISA Plan that invests in our Shares of beneficial ownership.

LEGAL MATTERS

     The validity of the Shares offered by this Prospectus and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

Our consolidated financial statements and schedule, as of April 30, 2002 and 2001, and the statements of income, shareholders’ equity and cash flows of the Company for each of the three most recent fiscal years ended April 30, have been incorporated herein by reference in reliance on the reports of Brady Martz & Associates, P.C., Minot, North Dakota, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer and sale of Shares covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

1,494,862 Shares

INVESTORS REAL ESTATE TRUST

Shares of Beneficial Interest

PROSPECTUS

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth our various expenses in connection with the registration of the Shares covered by this Prospectus. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee. All such expenses will be paid by the Company.

Securities and Exchange Commission Fee	$1,480
Accounting Fees and Expenses	$600
Legal Fees and Expenses	$8,000

TOTAL	$10,080

Item 15. Indemnification of Directors and Officers

     Limitation of Liability and Indemnification. Our Second Restated Declaration of Trust provides that under certain circumstances we will indemnify the members of our Board of Trustees and employees against all claims, costs and liabilities incurred as a result of acting as a member of our Board of Trustees or employee, provided that the following conditions have been satisfied:

•	The course of conduct which caused the loss was in the our best interests.

•	The affected member of our Board of Trustees or the employee was acting on our behalf.

•	The loss was not the result of negligence or misconduct by a member of our Board of Trustees or an employee, or gross negligence or willful misconduct by an independent member of our Board of Trustees.

•	Any indemnification payment is only recoverable from our net assets and not from the shareholders.

     Members of our Board of Trustees and employees will not be indemnified by us for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws, unless one or more of the following conditions are met:

•	There has been a successful adjudication on the merits of each count involving alleged securities law violations.

•	Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction.

•	A court of competent jurisdiction approves a settlement of the claims against, and finds that, indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

     The advancement of our funds to a trustee or employee for legal expenses and other costs incurred for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	The legal action relates to acts or omissions with respect to the performance of duties or services on our behalf.

•	The legal action is initiated by a third party who is not a shareholder, or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement.

•	The member of our Board of Trustees or the employee undertakes to repay to us the advanced funds, together with the applicable legal rate of interest thereon, in cases in which such member of our Board of Trustees or such employee is found not to be entitled to indemnification.

     In addition to providing indemnification to members of our Board of Trustees and employees, under certain circumstance we also maintain insurance covering members of our Board of Trustees and officers against liability as a result of their actions or inactions on our behalf.

     With the exception of indemnification and insurance provisions set forth above, there is no other statue, charter provision, by-law, contract or other arrangement under which a member of our Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our Board of Trustees or as an employee.

Item 16. Exhibits

Exhibit
Number	Description

3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	Agreement of Limited Partnership of IRET Properties, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.(3)
8	Opinion of Pringle & Herigstad, P.C.(3)
23.1	Consent of Independent Auditors(4)
23.2	Consent of Pringle & Herigstad, P.C.(4)
24	Power of Attorney(3)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the Securities and Exchange Commission on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the Securities and Exchange Commission on February 18, 1997.

(3)	Filed with our initial Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 11, 2002.

(4)	Filed herewith.

Item 17. Undertakings

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3/A, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 23rd day of December, 2002.

INVESTORS REAL ESTATE TRUST

By:	/S/ Thomas A. Wentz, Jr.

Thomas A. Wentz, Jr.
Its: Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

* Jeffrey L. Miller	Trustee and Chairman	December 23, 2002

* Daniel L. Feist	Trustee and Vice Chairman	December 23, 2002

* C. Morris Anderson	Trustee and Vice Chairman	December 23, 2002

* John F. Decker	Trustee	December 23, 2002

* Patrick G. Jones	Trustee	December 23, 2002

* Stephen L. Stenehjem	Trustee	December 23, 2002

* Steven B. Hoyt	Trustee	December 23, 2002

/s/ Thomas A. Wentz, Jr. Thomas A. Wentz, Jr.	Trustee, Senior Vice President and General Counsel	December 23, 2002

* Timothy P. Mihalick	Trustee, Senior Vice President and Chief Operating Officer	December 23, 2002

* Thomas A. Wentz, Sr.	President and Chief Executive Officer	December 23, 2002

* Diane K. Bryantt	Senior Vice President and Chief Financial Officer	December 23, 2002

* Michael A. Bosh	Secretary and Associate General Counsel	December 23, 2002

* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-3 on behalf of the above-named Trustee and Officers of the Registrant pursuant to a Power of Attorney executed by each Trustee and Officer and filed with the Securities and Exchange Commission with the Registration Statement on Form S-3 on December 11, 2002.

By: /s/ Thomas A. Wentz, Jr. Thomas A. Wentz, Jr. As Attorney-in-fact

INVESTORS REAL ESTATE TRUST
Amendment No. 1
to
Form S-3 Registration Statement

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Second Restated Declaration of Trust, dated February 10, 1999(1)
3.2	IRET Properties Partnership Agreement, dated January 31, 1997(2)
5	Opinion of Pringle & Herigstad, P.C.(3)
8	Opinion of Pringle & Herigstad, P.C.(3)
23.1	Consent of Independent Auditors(4)
23.2	Consent of Pringle & Herigstad, P.C.(4)
24	Power of Attorney(3)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-78223), filed with the Securities and Exchange Commission on May 11, 1999.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the Securities and Exchange Commission on February 18, 1997.

(3)	Filed with our initial Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 11, 2002.

(4)	Filed herewith.